Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints S. Steven Singh and John F. Adair, and each of them, his or her true and lawful attorneys in fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the registration statement on Form S-8 for the Concur technologies, Inc. 2008 Employee Stock Purchase Plan, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ S. Steven Singh S. Steven Singh	Chief Executive Officer, Chairman of the Board and Director (principal executive officer)	November 26, 2008

/s/ John F. Adair John F. Adair	Chief Financial Officer (principal financial officer and principal accounting officer)	November 26, 2008

/s/ Rajeev Singh Rajeev Singh	Director	November 26, 2008

/s/ Jeffrey T. McCabe Jeffrey T. McCabe	Director	November 26, 2008

/s/ Ed P. Gilligan Ed P. Gilligan	Director	November 26, 2008

/s/ William W. Canfield William W. Canfield	Director	November 26, 2008

/s/ Gordon Eubanks Gordon Eubanks	Director	November 26, 2008

/s/ Jeffrey T. Seely Jeffrey T. Seely	Director	November 26, 2008

/s/ Randall H. Talbot Randall H. Talbot	Director	November 26, 2008